UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) June 3, 2004

ABSOLUTE WASTE SERVICES, INC.

(Exact name of registrant as specified in its charter)

Florida	000-19404	95-4359228
(State or other jurisdiction of incorporation)	(Commission Number)	(IRS Employer ID No.)

2932 County Road 44, Robstown, Texas	78380
(Address of principal executive offices)	(zip code)

(Registrant’s telephone number, including area code) (312) 427-5461

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This Form 8-K contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks defined in this document and in statements filed from time to time by Absolute Waste Services, Inc. with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, Absolute Waste Services, Inc. disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

ITEM 2: DISPOSITION OF ASSETS

Background

On July 2, 2003, Absolute Waste Services, Inc. (then known as Thermacell Technologies, Inc.), a Florida corporation (the “Company”), a wholly-owned subsidiary of the Company (“Merger Sub”), and Absolute Industries, LLC, a Texas limited liability company (“Industries”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement was approved by the board of directors of each of the Company and Merger Sub and by the members of Industries.

On August 23, 2003, the Company, through Merger Sub, acquired 100% of the capital stock of Industries. Pursuant to the Merger Agreement, Merger Sub was merged with and into Industries, with Merger Sub continuing as the surviving corporation of the Merger and a wholly-owned subsidiary of the Company.

Prior to the Merger, the Company had 10,000,000 new common shares outstanding which were approved for issuance under a Plan of Reorganization, which was confirmed by the United States Bankruptcy Court for the Middle District of Florida in August, 2002. All of such shares have been issued to the existing shareholders, creditors and debtor in possession funding source. As part of the Merger with Industries, an additional 10,000,000 new restricted common shares were issued; 4,000,000 shares were issued to Private Capital Group, Inc. - one of the managers of Pac Funding, LLC, the debtor in possession funding source; 1,000,000 shares were issued to Thomas F. Duszynski, an affiliate of Augustine Fund, LP, the other co-manager of Pac Funding, LLC.; 3,000,000 shares were issued to The Harrelson Group, which acted as a finder and facilitator for this Merger; and 2,000,000 shares were issued as consideration for additional capital.

In accordance with the terms of the Merger Agreement, 100% of the equity interests of Industries were exchanged for 27,000,000 shares of the Company’s Class A Convertible Preferred Stock. Each share of preferred stock is convertible into one (1) share of common stock and entitled to three (3) votes.

Accordingly, after the Merger the Company had 20,000,000 common shares and 27,000,000 preferred shares outstanding.

Subsequent Events; Rescission of Merger

The Board of Directors of AWS and the majority of Stockholders, by written Consent have determined that as a result of the failure to cause AWS common stock to be tradable on the over-the-counter bulletin board, the failure to file required reports under the Exchange Act of 1934, as amended (“Exchange Act”) in a timely manner, and other breaches of the Merger Agreement, it is equitable and appropriate to rescind the Merger Agreement and terminate the Merger ab initio, for each party to return to the other party the consideration received in connection with the Merger, and to release each other from all duties, rights, claims, causes of action, obligations and liabilities arising from, in connection with or relating to the Merger Agreement and Merger.

Under the terms of the Settlement Agreement:

•	the Merger, Merger Agreement and all related documents and agreements were cancelled and rescinded and rendered null and void, ab initio, for all purposes, including for tax purposes;

•	the Industries Members agreed to surrender all shares of stock of Absolute owned by them to Absolute for cancellation;

•	the Company agreed to distribute and assign to the Industries Members, or their designees, all of the shares of Industries acquired by Absolute in the Merger;

•	Messrs. Duszynski and Huggins agreed to cause all shares of stock in Absolute issued to Private Capital Group, Inc. to be surrendered for cancellation;

•	Mr. Duszynski agreed to surrender for cancellation 1,000,000 shares of common stock of Absolute;

•	Messrs Duszynski and Huggins agreed to cause 2,000,000 shares of Absolute common stock previously issued to Glen Bagwell, as escrow agent, to be surrendered for cancellation; and

•	Absolute agreed to cancel 3,000,000 shares of common stock designated for issuance to the Harrelson Group.

Management of the Company Subsequent to the Rescission of the Merger:

The following table sets forth information with respect to directors, executive officers and key employees of the Company as of the filing date of this Form 8-K.

Name	Age	Position
Thomas F. Duszynski	49	Director

Executive officers are elected by the Board of Directors and serve until their successors are duly elected and qualify, subject to earlier removal by the Board of Directors. Directors are elected at the annual meeting of shareholders to serve for their term and until their respective successors are duly elected and qualify, or until their earlier resignation, removal from office, or death. The remaining directors may fill any vacancy in the Board of Directors for an unexpired term.

Business Experience of Executive Officers and Directors

Mr. Thomas F. Duszynski, Director. Mr. Duszynski is a graduate of the University of Illinois (1973) with a degree in accounting (with honors). He is a CPA and worked in public accounting until 1997. Beginning in 1996 he became involved in investing in micro-cap public companies, and has directly and indirectly been involved in successfully investing in excess of $50,000,000 since then.

ITEM 7. EXHIBITS

2.1 Mutual Settlement Agreement dated as of June 3, 2003 among the Company, Thomas Duszynski, Donald G. Huggins, Jr., James D. Wright, William M. Davis and Larry Woods.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

ABSOLUTE WASTE SERVICES, INC.

By: James Wright President & Chief Executive Officer

June 25, 2004